Exhibit 5.1

Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street Suite 1100 Miami, FL 33131 T: 305 374 5600 F: 305 374 5095

July 16, 2026

HEICO Corporation

3000 Taft Street

Hollywood, Florida 33021

Re:	HEICO Corporation – Public Offering of $550,000,000 4.950% Senior Notes due 2031 and
$650,000,000 5.400% Senior Notes due 2036

Ladies and Gentlemen:

We have acted as counsel to HEICO Corporation, a Florida corporation (the “Company”), in connection with (i) the registration statement on Form S-3ASR (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 13, 2026 under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act,  (I) by the Company of (a) Common Stock, par value $0.01 per share (the “Common Stock”); (b) Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (c) Preferred Stock, par value $0.01 per share (the “Preferred Stock”); (d) debt securities of the Company (the “Debt Securities”), which may be senior or subordinated and issued pursuant to an indenture and any supplemental indenture among the Company and the trustee to be named therein; (e) depositary shares of the Company (the “Depositary Shares”) each representing a fractional interest in a share of a particular class or series of Preferred Stock and evidenced by a depositary receipt (the “Depositary Receipts”), which may be issued pursuant to a deposit agreement among the Company, a depositary to be named therein and the holders from time to time of the Depositary Receipts issued thereunder; (f) warrants to purchase Debt Securities or equity securities, including Common Stock, Class A Common Stock or Preferred Stock (the “Warrants”), which may be issued pursuant to a warrant agreement between the Company and a warrant agent to be named therein; and (g) units comprised of one or more Debt Securities, Common Stock, Preferred Stock and Warrants in any combination (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent, and the holders from time to time of the Units, and (II) by the selling shareholders to be named in a prospectus supplement, post-effective amendment, or in filings the Company makes with the Commission under the Securities Exchange Act of 1934, as amended, that are incorporated by reference into the Registration Statement of shares of Common Stock and shares of Class A Common Stock; and (ii) the offering and sale of $550,000,000 4.950% Senior Notes due 2031 (the “4.950% Notes”) and $650,000,000 5.400% Senior Notes due 2036 (the “5.400% Notes” and collectively with the 4.950% Notes, the “Notes”) by the Company. The Notes are being offered and sold as described in the prospectus dated July 13, 2026, contained in the Registration Statement (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated July 13, 2026 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated July 13, 2026 (the “Final Prospectus Supplement”). The Notes will be issued under the indenture, dated as of July 16, 2026, among the Company and Truist Bank, a North Carolina banking corporation, as trustee (the “Trustee”), in substantially the same form as the form of indenture filed with the Registration Statement (the “Base Indenture”), and the First Supplemental Indenture, dated as of July 16, 2026, among the Company and the Trustee (the “Supplemental Indenture” and collectively, with the Base Indenture, the “Indenture”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with this opinion letter, we have examined the organizational documents of the Company, and such corporate records, documents, instruments, certificates of public officials as to the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement, Base Prospectus, Preliminary Prospectus Supplement, Final Prospectus Supplement, the Underwriting Agreement, dated July 13, 2026, among the Company and BofA Securities, Inc., PNC Capital Markets LLC, Truist Securities, Inc., and Wells Fargo Securities, LLC as representatives of the several underwriters (the “Underwriting Agreement”), the Indenture and the Notes. Collectively, the Underwriting Agreement, Indenture and Notes are referred to as the “Opinion Documents.” With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinions expressed below are subject to, and limited and qualified by the effect of, such assumptions: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the legal capacity of all natural persons to take all actions required of such person in connection with the Registration Statement; and (d) the truth, accuracy, authenticity and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates (including without limitation any certificate or other document issued by a public authority and all official public records) we have reviewed. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

HEICO Corporation

July 16, 2026

When used in this opinion letter, the term “applicable laws” means Florida laws, rules and regulations that a Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company; provided, however, that applicable laws does not include any law, rule or regulation that is applicable to the Company solely because such law, rule or regulation is part of a regulatory regime applicable to the Company or any of its affiliates due to the specific assets or business of such party or affiliate. With respect to the opinions set forth in paragraphs 5 and 6 below, we are opining as to the internal laws of the State of New York. We neither express nor imply any opinions with respect to any other laws or the laws of any other jurisdiction or the United States of America. For purposes of this opinion letter, we assume that the Notes will be issued in accordance with all applicable state securities or blue sky laws.

Based upon and subject to the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Company is a Florida corporation that is validly existing and in good standing under Florida law.

2. The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder.

3. The Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

4. The Base Indenture has been executed and delivered by the Company and the Supplemental Indenture has been executed and delivered by the Company.

5. The Base Indenture is a legal, valid and binding obligation of the Company and the Supplemental Indenture is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6. The Notes have been duly authorized, and when the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefit of the Indenture.

HEICO Corporation

July 16, 2026

The opinions set forth above are subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States, and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration or (vi) limit the waiver of rights under usury laws.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the offering and sale of the Notes and may not be relied upon for any other purpose without our prior written consent in each instance. No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Commission in connection with the Registration Statement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Base Prospectus, Preliminary Prospectus Supplement and Final Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Akerman LLP
AKERMAN LLP